2005

UNIVERSAL INTERNATIONAL MUSIC B.V.

and

UNIVERSAL MANUFACTURING & LOGISTICS GMBH

(to be renamed [EDC GERMANY GMBH])

DISTRIBUTION AND RELATED SERVICES AGREEMENT*

*	A portion of this document is confidential and has been omitted in accordance with Rule 24b-2 under the Securities and Exchange Act of 1934. Such omitted confidential material is marked herein as follows: [*****].

1.0	Overview:

This Distribution and Related Services Agreement (“Agreement”) is dated May 31, 2005 and is between Universal International Music, B.V., a company incorporated in The Netherlands with registered office at Gerrit van der Veenlaan 4, 3743 DN Baarn, The Netherlands and registered number 31018439 (“Customer”), and Universal Manufacturing & Logistics GmbH, a company incorporated in Germany with registered office at Emil Berlinerstrasse 13, 30851 Langenhagen, Germany and registered number HRBS2670 (as such party may be renamed (“Supplier”)), referred to collectively as the parties (“Parties”) and describes the terms and conditions concerning the purchase and supply of certain distribution related services and activities in the Territory.

2.0	Definitions: Definitions are set forth out in Schedule 2.0 of this Agreement.

3.0	Term:

3.1	Subject to the termination provisions of this Agreement, this Agreement shall remain in force from the Effective Date until May 31, 2015 (the “Term”).

3.2	At least 180 days prior to the expiration of the Term, senior management of the Parties shall meet in good faith to discuss an extension to the Term.

4.0	Customer Purchase Obligation:

4.1	In each year of the Term and subject to the exclusions set out in this Section 4.1, Customer shall purchase, and shall cause all members of the Universal Music Group to purchase, 100% of its and their respective Distribution Requirements from Supplier, excluding (i) any Distribution Requirements which such Universal Music Group member is permitted to purchase from a third party under Section 6.10 or 9.3 of this Agreement; and (ii) any Distribution Requirements of a party who becomes a Universal Music Group member by acquisition after the Effective Date, but only to the extent and for the period that such Distribution Requirements are contractually committed to a third party as of the date of signing of the relevant acquisition agreement.[*****]

4.2	At any time during the Term, Customer may designate [*****].

4.3	[*****]

4.4	Customer agrees that it will not permit any of the Distribution Requirements of any member of the Universal Music Group to be exercised by, or transferred to, another entity outside of the Universal Music Group, without also assigning, in whole or in part, this Agreement so that any transferred Distribution Requirements continue to be subject to this Agreement. Nothing contained in this Section is intended to limit

Vivendi Universal S.A. or any of its operations that are not part of or are acquired separately from the Universal Music Group, or subject to the limitations in Section 18, to limit the sale of the equity of, or of all or substantially all of the assets of a Universal Music Group member; provided such operations or sale are subject to the assignment obligation described in this Section 4.4.

4.5	Except as expressly provided in Sections 4.1 and 4.4, Customer shall have no obligation to conduct its business in a manner that maximizes its demand for DOAs to be requested from Supplier or minimizes the risks that such DOAs shall not be required by Customer, including, without limitation, any obligation to extend or renew any agreements with third parties. Supplier acknowledges that there are no minimum requirements associated with this Agreement.

5.0	Supplier Supply Obligations:

5.1	Intentionally deleted

5.2	Supplier will supply the DOAs set out in Schedule 10.1 for all Product distributed from the Distribution Center as requested by Customer in accordance with the requirements of this Agreement. These DOAs will at a minimum meet the quality specifications generally met by Supplier in the twelve months immediately prior to the Effective Date. In the event that Customer requests that Supplier supply any DOAs which are not set out in Schedule 10.1, the Parties shall use the procedure set out in Section 10.5 to resolve the pricing for such requests.

5.3	Supplier may not refuse (i) a Customer request to provide a DOA for any Product set forth in Schedule 10.1, or (ii) any DOA not set forth on Schedule 10.1 provided that (A) Customer and Supplier have followed the procedure described in Sections 10.5.1 through and including 10.5.5, and (B) the requested distribution service is normally and customarily provided by distributors in businesses substantially equivalent to Supplier’s business at the time of Customer’s request.

5.4	Supplier shall be prohibited from subcontracting the [*****]. In relation to other DOAs Supplier shall not subcontract their performance to third parties, except (a) for any DOAs which are subcontracted by Supplier in the [*****] prior to the Effective Date, (b) for any DOAs which Supplier does not have the capacity to supply without such subcontracting provided that Supplier is using [*****] of its available capacity as at the Effective Date or as required by Customer in the immediately proceeding ,[*****] for Customer, and (c) for any DOAs which Customer consents to being provided by a third party. In the event that Supplier subcontracts the performance of any DOAs under this Agreement, as permitted above, Supplier shall subcontract such work to third-party logistics providers listed on Schedule 5.4 hereto. Supplier may propose to Customer an amended Schedule 5.4, adding or deleting subcontractors at any time, and from time to time, provided that such amendment shall not be effective unless and until Customer approves such amendment, which approval shall not be unreasonably withheld or delayed. Customer shall have the right to add or delete previously approved subcontractors at any time and from time to time, provided that, in the case of deletions, (i) Customer’s deletion is not unreasonable; (ii) Customer consults with Supplier prior to the deletion; (iii) Customer provides Supplier with at least [*****] days prior written notice of the deletion; (iv) Customer permits Supplier, notwithstanding such deletion, [*****] and (v) after the deletion, a commercially reasonable number of approved subcontractors, and in any event no less than the lower of (A) the number of subcontractors qualified to perform the Manufacturing Services subcontracted, or (B) [*****] remain listed on Schedule 5.4 and any amendments thereto.

5.4.1	Any order subcontracted by Supplier shall remain subject to the terms of this Agreement. Supplier shall inform Customer of any order subcontracted within two Business Days of subcontracting any order.

5.4.2	All Supplier’s agreements with subcontractors performing services for Customer will provide that Customer will have the right to inspect such subcontractor’s facilities upon reasonable advance written notice to Supplier, during normal subcontractor hours of operation, without interference to subcontractor’s operations, and subject to any reasonable access rules or confidentiality obligations imposed by the subcontractor.

5.4.3	Supplier shall disclose the existence of all subcontracting arrangements to Customer within[*****] of their execution.

5.4.4	Notwithstanding any of the foregoing restrictions in this Section 5.4 but subject to Section 10.10, Supplier may outsource [*****] of any hand packaging, refurbishing and other non-automated services.

5.5	Supplier shall maintain and employ plant security systems and procedures that are no less effective in preventing theft, pirating, unauthorized exhibition, copying or duplication of any of Customer’s proprietary audio and/or audio visual product or other material delivered by Customer to Supplier or its designated subcontractors than the security systems and procedures disclosed to Supplier in writing prior to the Effective Date, to the extent such systems and procedures were Prevailing Practices at the existing Supplier manufacturing facilities as of the Effective Date.

5.6	Supplier shall, subject to Section 5.14 comply with all applicable legislation and formal recommendations from the IFPI which are generally implemented by IFPI members in each case in respect of the regulation of piracy (including application of SID codes and/or similar future systems) provided that Supplier shall have a reasonable time to comply with any such formal recommendations from the IFPI and to the extent such systems and procedures were Prevailing Practices at the existing Supplier distribution facilities as of the Effective Date.

5.7	Supplier confirms that it is aware of the BIEM-IFPI Memorandum of Understanding of August 1996 on the enforcement of copyrights and neighboring rights and the IFPI Good Business Practice Guidelines and confirms that it will, subject to Section 5.14, and throughout the Term, abide by such memorandum and guidelines as if it were a member of the IFPI and agrees that it will not knowingly distribute from its facilities sound or other recordings which have not been authorized by the lawful owners of rights in such recordings. Supplier also recognizes that at the Effective Date it complies with the SID Code and confirms that to the extent consistent with Prevailing Practices it will continue to comply with this code or its successor code as is generally implemented by comparable facilities to the Supplier.

5.8	Supplier shall at all times during the Term have a fulltime dedicated account manager with a full time deputy, who are only responsible for the daily liaison with Customer and who shall be available to Customer daily from 8:00 a.m. to 5:00 p.m. (Hanover time).

5.9	The Parties shall meet together at least [*****] at mutually agreeable times during the Term to review performance of the DOAs and any issues arising under this Agreement. The Universal Senior Account Manager will arrange and facilitate such meetings. Such meetings shall include [*****]. On Customer’s reasonable request, Supplier shall also send the Universal Senior Account Manager to meetings designated by Customer. [*****].

5.10	At all times during the Term, Supplier will, to the extent consistent with Prevailing Practices, maintain for Customer a minimum installed daily capacity to handle that number of order lines which is equal to the greater of (a) [*****] and (b) [*****] of the highest daily number of order lines utilized solely by Customer at Supplier’s Distribution Centers for its Products in the corresponding month of its most recently completed Customer calendar year.

5.11	[*****]

5.12	The Parties hereto acknowledge and agree that, notwithstanding any other provision of this Agreement, the standards to which Supplier will be held in connection with the DOAs to be provided by Supplier to Customer hereunder, including without limitation, quality, turnaround, shipment, security and reporting standards, shall as of the Effective Date be the standards which Supplier was generally meeting in the twelve-month period prior to the Effective Date; ; provided, however, that, prior to adopting any standards pursuant this Section 5.12 or Section 5.15 that vary from those set forth in this Agreement, Supplier shall first provide written notice to Customer of such intention with a reasonably detailed description of the standards Supplier intends to adopt and the basis for doing so (a “Section 5.12 Notice”); provided, further, that the Parties further acknowledge and agree that notwithstanding the foregoing, after the [*****] of the Term, Supplier will (a) meet the standards as set forth herein and established hereunder, and (b) subject to Section 5.14, further meet industry standards as required by Section 5.13.

5.13	The Parties hereto acknowledge and agree that the standards applicable to the DOAs to be provided by Supplier to Customer hereunder, including without limitation, quality, the nature of services, security standards, IT Systems and support, will change over the Term. If the standards applicable to similar distribution services provided by Supplier to any other customer are higher than those applicable to Customer, those higher standards shall also be applicable to the services provided by Supplier to Customer. In addition, Supplier shall, to the extent the industry standards referenced herein or the standards which are generally required by Major Music Company buyers of services such as those provided by Supplier hereunder, increase or improve those standards in effect on the Effective Date, upgrade its operations and services to incorporate such increased or improved standards for the benefit of Customer. Notwithstanding the foregoing, Supplier shall not be required as a result of this Section 5.13 to be the first or an early adopter of new standards or technology, but is required to implement such new standards and technology as and when they become generally used and available.

5.14	[*****]

5.15	Notwithstanding the provisions of Sections 5.5, 5.6, 5.7, , 5.10, 6.5.1-6.5.4, 6.11.1, 7.2.a, 7.2.b, 7.2.c, 7.2.d, 7.2.h, 7.2.j, 7.15.b, 7.15.e, 7.15.h, and 8.2, on and after the first anniversary of the Effective Date, the standards set forth in each such Section shall apply without reference to Prevailing Practices unless Supplier has previously challenged and reasonably proven, in the manner set forth below, that Prevailing Practices were inconsistent with the standards otherwise set forth in such Section (such standards, collectively, the “Specified Standards”). [*****].

6.0	DOA Timelines:

6.1	Customer shall place DOAs as to Product with Supplier through the Supplier’s electronic order system (“IT System”) or by fax (each, an “Order”), provided, however, that Customer shall use commercially reasonable endeavors to transition all orders to Supplier’s IT System as soon as possible.

6.2	Any Order for DOAs received prior to the Order deadlines for the destination of such Order as set out in Schedule 6.5 on a Working Day, local Distribution Center time, will be deemed placed on that Working Day for purposes of Sections 6.5.1, 6.5.2, 6.5.3 and 6.5.4 hereof; all other Orders made which fail to meet the relevant Order deadlines set out in Schedule 6.5 [*****] or Orders made on a non-Working Day will be deemed received on the opening of business the next Working Day for purposes of Sections 6.5.1, 6.5.2, 6.5.3 and 6.5.4.

6.3	Intentionally deleted.

6.4	Intentionally deleted.

6.5	Provided Customer has met the Order deadlines for each country and region stipulated in Schedule 6.5, Supplier will, to the extent consistent with Prevailing Practices, Tender Product to carriers as follows:

6.5.1	In relation to New Releases which are separately shipped on Customer’s request pursuant to Section 6.17, [*****]% of Products and [*****]% or greater in order lines, will be Tendered to carrier by Supplier by the shipping times required to be met to make each relevant country or region’s next day delivery;

6.5.2	In relation to NDU Distribution, [*****] of Products and [*****]% or greater of order lines will be Tendered to carrier by Supplier by the shipping times required to be met to make each relevant country or region’s next day delivery.

6.5.3	In relation to all other Products excluding Direct Export, [*****]% of Products and [*****]% of order lines or greater will be Tendered to carrier by Supplier by the shipping times required to be met to make each relevant country or region’s next day delivery.

6.5.4	In relation to all Late Orders (as described in Section 6.11) [*****] of Late Orders should be Tendered to carrier by Supplier by the shipping times required to be met to make each relevant country or region’s [*****] delivery.

6.5.5	Notwithstanding the minimum service levels set out at Sections 6.5.1 to 6.5.4, above, the Supplier shall use its usual and customary endeavors to tender [*****] of Products and order lines on time.

6.6	The above metrics for each country and region may be evaluated and monitored by Customer randomly selecting [*****] and determining the actual time and date tendered to the designated carrier versus Customer’s Order time and specified tender date.

6.7	Late Delivery. To the extent consistent with prevailing Supplier practices as at the Effective Date:

6.7.1	Promptly after Supplier becomes aware that a shipment will be late it will notify Customer, Supplier will at start of next Working Day produce and deliver to Customer on a country and region basis a schedule of its compliance with the service levels set out at Sections 6.5.1 to 6.5.4.

6.7.2	Supplier shall evaluate and monitor actual deliveries daily per country and region, and confirm actual delivery information to Customer within [*****] of such delivery, on a country by country basis.

6.8	Customer shall be responsible for ensuring that Supplier has sufficient Product and/or Universal Materials to fulfill all Orders. To assist Customer with this obligation, Supplier shall notify Customer as soon as it becomes aware that there is any significant shortfall in Product and/or Universal Materials. Supplier shall also notify Customer of any circumstances which might reasonably lead to late deliveries as soon as it becomes aware of such circumstances and shall act in accordance with Customer’s reasonable instructions in such situations.

6.9	If Customer does not provide explicit and timely instructions as to how to prioritize among Orders, Supplier will automatically prioritize Orders as follows:

[*****]

6.10	Without limitation to Customer’s other remedies, if Supplier is unable or otherwise fails to fulfill any DOA in accordance with this Agreement within [*****] days of the date required under this Agreement, then Customer may secure the services of a third party or parties to fulfill such DOA(s).

6.11	Required Supplier Actions Concerning Late DOAs:

6.11.1	Order(s) which are not Tendered to carriers by the deadlines set out in Schedule 6.5 will be known as “Late Order(s)”. In the event that at the end of each of [*****] Days there are [*****] or more Late Order(s) unshipped, and to the extent consistent with Prevailing Practices, Supplier must at its own expense schedule all qualified employees, including sufficient available temporary labor, to work the maximum amount of overtime (either extended hours in a Working Day or on non-Working Days) permitted under German law or union agreement(s) until there have been no Late Orders for [*****] Days. Subject to Section 5.15, Supplier will not charge Customer any amount over and above the prices shown on Schedule 10.1 for the above. Any Order and all Late Orders remaining outstanding at the end of [*****]must be shipped during the immediately [*****] with any incremental expenses due solely to the lateness of such shipments (including overtime or temporary labor, special shipping charges, etc.) to be at Supplier’s cost .

6.11.2	Intentionally deleted.

6.11.3	In addition to the requirements set out in Section 6.11.1, if as a result of any Late Order, Customer incurs any incremental difference in costs (e.g., late fee penalties imposed by its customers and paid by Customer), Supplier shall promptly reimburse Customer for the difference in such costs.

6.12	No additional or conflicting terms and conditions on any purchase orders or other documentation provided by Customer or any other Universal Music Group member incident to any Orders hereunder shall form any part of any agreement between the parties, including this Agreement, except for purchase order quantities and descriptions.

6.13	Customer requests to Supplier to scrap Product from stock will be completed by Supplier within [*****] Days. Supplier will provide a prompt report on all Product scrapped. Once Customer requests scrapping any SKU these SKU’s will be excluded from the SKU stock-holding tariff.

6.14	Intentionally deleted

6.15	Supplier will provide at a minimum, the value-added services referred to in Section 7.3(a). Supplier will coordinate with Customer to ensure that enough daily capacity for each of these activities will be available based on historic figures and on major expected changes in demand which Customer will notify to Supplier as soon as such information becomes available to it.

6.16	Intentionally deleted.

6.17	Supplier will, on Customer request, pick, pack and ship New Release Orders separately from other Orders. Outer packaging will clearly indicate the New Release character of such Orders. The separate processing of

New Release Orders will be performed at [*****] cost to Customer. If no separate New Release handling is required for certain Products, countries or customers, Customer will inform Supplier accordingly.

7.0	Specific Related Services:

Supplier will provide the services to support the Distribution Orders/Activities that are set forth in this Article 7.0 (the “Specific Related Services”). Except as expressly provided herein the Specific Related Services will be performed by Supplier at no additional charge. Specific Related Services shall be substantially similar to the current prevailing Supplier practices immediately prior to the Effective Date, and shall include:

7.1	Order Processing:

(a)	Orders shall specify all Customer requirements for Product in a format and level of detail materially applied at the Effective Date.

(b)	The IT System will accept Orders placed by the Customer’s customer, Customer or Universal Music Group companies or its or their designees for Universal Product.

(c)	As set forth in Section 7.4, Customer shall define a credit limit for all Direct Export customers and shall advise Supplier, in advance of Supplier’s fulfillment of any order, of the approved credit limit for each of Customer’s customers. Supplier shall not fulfill any order for any Direct Export customer if it has not been credit checked against the available balance of the approved credit limit advised to Supplier, nor shall Supplier fulfill any order (or series of orders) to any Direct Export customer for an aggregate amount in excess of the approved credit limit for that customer. Should Supplier fulfill an order in breach of this Section it shall be liable to reimburse the Customer the incremental amount in excess of the approved credit limit.

(d)	For the avoidance of doubt, the trading terms agreed between Customer and its customers shall apply to all Orders for Product and Universal Materials accepted by Supplier and Supplier shall have no authority to change those trading terms.

(e)	Supplier shall have the capacity to receive Orders by telephone between [*****] Days and by electronic means at any time. Supplier shall accept and acknowledge, without unreasonable delay, Orders sent to it by a customer or by the Customer. Supplier shall clarify all unclear orders, with whoever placed the order as soon as practicable but in any event not later than working hours of receipt. All Customer data required to process Orders

(including, without limitation, [*****]) shall be received by Supplier and accepted into its IT System as [*****].

(f)	If a customer has multiple Orders pending at one time, such Orders shall not be combined for processing or shipping without Customer’s prior approval. Customer shall use its reasonable efforts to minimize the number of customer Orders that must be processed and shipped separately under this Section 7.1(f).

(g)	If an Order cannot be fulfilled in whole or part from stock (the portion of such Order which cannot be fulfilled, a “Back Order”), Supplier shall notify Customer. Customer will advise Supplier on a customer by customer basis as to whether Back Orders should be cancelled or retained and fulfilled when stock becomes available.

7.2	Product Receipt and Storage:

(a)	Customer shall cause to be delivered to Supplier sufficient quantities of Product to be distributed hereunder together with all Materials whether required in connection therewith or otherwise and Supplier shall store the same, at no additional charge, in a secure, protected and temperature controlled location until the time of shipment to third parties (“Distribution Components”). [*****]. Customer will review all stocks of Distribution Components at least [*****], and will propose to Supplier Customer’s desired disposition (e.g., scrapping) of all such stocks (e.g., scrapping) which have not been the subject of Orders in the last [*****] months, and shall work with Supplier in good faith to resolve any storage issues faced by Supplier if not resolved pursuant to such disposition instructions. All Distribution Components held by Supplier shall remain the property of Customer. Supplier will provide Customer daily electronic information regarding inventory activity consistent with Prevailing Practices as at the Effective Date.

(b)	To the extent consistent with Prevailing Practices, all Distribution Components shall be clearly and effectively cataloged and Supplier will maintain and provide to Customer on hand inventory balance information and will employ systems and procedures no less effective as those generally used by Supplier during the 12 months prior to the Effective Date such that, at any given time, [*****]% of said balances per Distribution Component are within +/- [*****]% of the actual amount on hand. On receipt of deliveries, Supplier shall verify the contents of the delivery of Product and/or Universal Materials and reconcile them against the accompanying delivery documents and ordered quantities.

(c)	With respect to all Distribution Components for which Supplier has received an ASN, Supplier will, to the extent consistent with Prevailing Practices, Book-On all such Distribution Components received from its manufacturing facilities or received by it from a third party within [*****] hours of arrival, unless it is prioritized Product, in which case it shall be Booked-On within [*****] hours. Customer shall have at any time the right to prioritize among the deliveries made to the Distribution Center on [*****] for purposes of the preceding sentence, provided that (i) [*****]. [*****]. Notwithstanding the other provisions of this Section 7.2(c), in the case that extra handling or repacking of such Distribution Components is required, the foregoing time periods shall not apply and Supplier will undertake to Book-On the Product in the most time efficient manner practicable. If Supplier has not received an ASN as to the delivery of Distribution Components, Supplier shall notify Customer immediately of such delivery, move such Distribution Components into a clearance zone, and follow Customer’s reasonable instructions as to the disposition of such Distribution Components.

(d)	Distribution Components which are not Booked-On in the timescales described in Section 7.2(c), above will be known as “Late Book-On’s”. In the event that at the end of each of [*****] there are [*****] or more Late Book-On’s, Supplier must, to the extent consistent with Prevailing Practices, at its own expense schedule all qualified employees, including sufficient available temporary labor, to work the maximum amount of overtime (either extended hours in a Working Day or on non-Working Days) permitted under German law or union agreement(s) until there have been no Late Book-On’s for [*****]. This will include night and Saturday shifts. Except as provided in Section 5.15, Supplier will not charge Customer any amount over and above the prices shown on Schedule 10.1 for the above. Any and all Late Book-On’s remaining outstanding at the end of [*****] must be Booked-On during the immediately succeeding weekend, with any additional expenses related to such shipments (including overtime or temporary labor, special shipping charges, etc.) to be at Supplier’s cost.

(e)	Customer can require that certain Distribution Components are prioritized and Supplier shall also on request produce goods receipts documents.

(f)	In the event of any discrepancies or in the event of any Product and/or Universal Materials being damaged upon receipt, Supplier will notify Customer as soon as possible and provide Customer with evidence of such discrepancies and/or damage.

(g)	[*****]

(h)	To the extent consistent with Prevailing Practices, Supplier shall undertake a cycle count to maintain an Inventory Location Accuracy Level of [*****]% or greater. The monthly cycle count program will review on a random basis a minimum of [*****]% of all warehouse locations in a manner such that each location is checked at least [*****] per year. In addition Supplier will check all inventory locations with [*****] stock level whenever this occurs. Supplier will provide Customer with the resulting monthly inventory report and [*****] stock check results. If the Inventory Location Accuracy Level falls below %, Customer may conduct an audit of no less than [*****] locations. If the Inventory Location Accuracy Level of those locations is under [*****]%, Customer may require Supplier to complete a full physical inventory within [*****] days of notification. Said physical inventory will be completed at Supplier’s expense which Customer may observe at its expense. Customer may amend the stock control procedure to reflect the express requirements of its auditors from time to time, or as reasonably required to address any failure to meet the standards set forth in Section 7.2(h). All adjustments of inventory records resulting from the cycle count shall be reported by the Supplier to the Customer within [*****] days from month end.

(i)	Permit Customer to carry out an audit of all Distribution Components and all other materials owned by Customer in the custody of Supplier at any time at Customer’s cost, provided that Customer (i) gives Supplier at least two weeks advance notice; (ii) conducts the audit during normal business hours; (iii) conducts any such audit without interference to Supplier’s business operations; and (iv) conducts such an audit no more than once per year. Supplier shall supply all documentation, logistical and administrative support reasonably requested by Customer for such audit. Notwithstanding the above, Customer shall be entitled to make a visual inspection of the general storage conditions of the Distribution Components at any time.

(j)	To the extent consistent with Prevailing Practices, Supplier shall at Customer’s request pay Customer its cost for, any Lost Inventory of Customer-owned printed or other components in its possession exceeding [*****]% per SKU of the amount of such inventory delivered to Supplier. Notwithstanding the foregoing, for certain non-standard, high cost items (by way of example, for purposes of clarity but without limitation, non-standard, high cost items including multi-disc box sets and multi-disc booklets) specified from time to time by Customer, Supplier shall pay for Lost Inventory exceeding [*****]% per SKU of the amount of such inventory delivered to Supplier. In the event that Customer’s Distribution Components inventory is damaged or unaccounted for, as presented through inventory adjustments or physical inventory results, Supplier will reimburse Customer at the current manufacturing price for all units greater than a net impact of [*****] units annually.

(k)	Supplier shall for all shipments, in and outside the Territory, complete and provide all required custom documentation as applicable from time to time, and include such documentation in shipments, if required, so that no shipments are delayed by missing or erroneous required paperwork.

(l)	In addition to meeting the agreed lead times and cut off times for shipment as described in Section 6.5 and Schedule 6.5, Supplier’s obligation with respect to shipment includes loading the lorry and the coordinating and interfacing with the Transportation Services vendors to ensure that the terms agreed with such Transportation Services vendors provides for delivery on the required delivery date and at the required times, specified by Customer, per customer and/or country.

(m)	Supplier will maintain the stock reservation and country entitlement systems in effect as of the Effective Date, provided that the Customer shall have the right to update and amend the provisions of each from time to time on written notice to Supplier.

(n)	At least twice per Working Day, provide Customer electronically (a) on hand inventory balances by SKU and (b) receipts by SKU from Customer’s vendors. To the extent that any Customer changes to any Customer computer systems would cause Supplier to incur any significant out-of-pocket costs in connection with adapting to, conforming to, custom programming for, or otherwise interfacing with such systems in order to facilitate the efficient performance of its obligations under this Agreement, including without limitation, this Section 7.2 (n), Supplier shall notify Customer of such out-of-pocket costs and the reasons therefor, and Customer shall within a reasonable time period approve such costs or work with Supplier to reduce or eliminate such costs. Customer shall reimburse Supplier for all approved costs chargeable to Customer pursuant to this Section 7.2(n).

7.3	Pick, Pack, Ship:

(a)	Supplier shall pick, pack and ship the Product and/or Materials to Customer and/or Customer’s customers in fulfillment of the Orders. [*****]. In the event that Customer requires the building of “pre-packs” and/or multi-packs and such tariffs are not included in Schedule 10.1, and such building results in incremental out of pocket costs to Supplier, then the Parties shall negotiate in good faith fees applicable to the building of such pre-packs or multi-packs and shall agree such fees prior to Supplier undertaking any work.

(b)	Supplier shall verify each shipment against the relevant Order and shall prepare all necessary delivery and shipment documentation and shall ensure that the labels on shipped parcels fulfill carrier requirements in the most effective way.

(c)	Supplier shall, no later than the [*****] Day, notify Customer by exception report of any orders lines placed which are out of stock at the relevant delivery deadline and if there is a discrepancy between actual stock and book stock, Supplier shall notify Customer of such discrepancy as soon as it becomes apparent. Supplier shall also notify Customer of any circumstances which might reasonably lead to late deliveries as soon as it becomes aware of such circumstances and shall act in accordance with Customer’s reasonable instructions in such situations.

(d)	Supplier shall be responsible for responding promptly to all delivery inquiries from customers in connection with Orders for and shipments of Product and/or Materials hereunder.

(e)	Supplier shall ensure that the Product and/or Material is shipped to Customer’s customers within the time periods set out in Schedule 6.5. Supplier shall load the lorries and coordinate and interface with the Transportation Services vendors, including tracking and tracing activity to track satisfaction of such vendors’ delivery obligations both within and outside the Territory (to the extent the selected carriers provide such service). Supplier shall respond to and manage any complaints made by Customer’s customers in relation to the Transportation Services and shall notify Customer of all such complaints or similar issues. Each shipment of Product and/or Materials hereunder shall be accompanied by Supplier’s dispatch note in a form pre-approved by Customer and/or customs documents. Supplier shall be responsible for obtaining or causing the freight carrier(s) to obtain the customer’s signature on the carrier’s proof of delivery. The carrier’s proof of delivery shall be held by Supplier for the longer of six (6) years after delivery date or such period as is required by applicable laws and regulations in each country of the Territory and Customer shall be provided with originals if it so requests.

(f)	Product will be dispatched in parcels only with other Product of Customer. Packaging will be of equivalent form and quality to that applied to Product by Supplier immediately prior to the Effective Date and Supplier shall not vary such packaging, including closure tape, without Customer’s prior written approval.

(g)	Supplier will, upon shipment of any Distribution Orders, transmit an advance shipping notice (“ASN”) by electronic means to the applicable customer (on Customer’s request) and to the applicable Universal Music Group member, which ASN shall contain information as to the quantities shipped (including reference numbers and dates), on an SKU-by-SKU basis, and the contents of the individual palettes.

7.4	Invoicing and Credit Control:

In relation to Direct Export distribution customers:

(a)	Supplier will, as agent for Customer, invoice customers in connection with all shipments of Product and/or Materials hereunder and in accordance with the instructions of Customer. The invoices will contain [*****].

(b)	Customer will perform an advance credit check of Direct Export customers and advise Supplier of the approved credit line for each such Direct Export customer. Supplier will perform such other credit control functions as Customer will from time to time require of them to include without limitation collection of accounts as and when they become due, reconciliation of debtors’ accounts, maintenance of customer files and debtors’ accounts, allocation of payments received and credit notes (via autogiro, transfers from banks or such other method as from time to time designated by Customer), mailing of monthly debtors’ statements, mailing of dunning letters and interest invoices, and at Customer ‘s request and expense, and subject in all respects to Customer ‘s prior written approval, arranging legal action at Customer’s expense for collection of overdue accounts. For the avoidance of doubt, both Parties agree that all invoices for Products and/or Materials will be produced by the IT System and will be quoted in Euros unless Customer explicitly requests an alternative currency.

(c)	In relation to NDU Distribution customers, Supplier will perform all of the invoicing and credit control functions at the pricing set forth in subsections [*****].

(d)	Customer may, for any reason, at any time elect to perform all or any portion of the invoicing and credit control functions set forth in this Section 7.4 itself. In the event Customer elects to perform such functions itself, (a) Supplier will cease performing such functions as of the effective date of such change, (b) Customer shall provide Supplier with [*****] days written notice of its intention to implement this change, (c) Customer shall reimburse Supplier,[*****] and (d) Supplier and Customer shall agree to a reduction in the prices on Schedule 10.1 to equitably reflect the corresponding decrease in Supplier’s ongoing costs. Supplier shall consult with Customer prior to incurring any costs referred to in (c) above and shall use its best endeavors to minimize any resulting cost to the Customer under this Section 7.4(d).

(e)	In relation to Retail Distribution customers, Supplier will not invoice such customers, nor perform related credit control functions, but instead will send, as soon as practicable, such Order shipment information to the Universal Music Group company making the relevant Order sufficient for such Universal Music Group company to carry out invoicing and credit collection directly with the customer.

7.5	Cash Collection:

(a)	Supplier shall further be responsible for the collection of monies payable by customers hereunder where an invoice is denominated “payment on delivery”. Supplier or its designated carrier shall collect “cash on delivery” payments on delivery of orders and Supplier shall submit such payments to Customer within [*****] Day of Supplier’s receipt of such monies from its carrier. Any late payment is subject to interest in accordance with Section 10.3.1.

(b)	Where invoices are to be paid on delivery, Customer shall inform its customers that Supplier is authorized to collect checks made payable only to Customer and crossed “account payee only” or its equivalent in the Territory.

7.6	Intentionally deleted.

7.7	Customer Care Helpline:

Supplier shall provide a telephone support helpline, consistent with current Supplier practices in place prior to the Effective Date, for all customers located in Germany. For customers outside Germany but within the Territory, Supplier shall have a similar service at least with respect to delivery information and delivery times. Such helplines shall be available at a minimum between 9:00 a.m. to 6:00 p.m. (Hanover time) on Business Days, but for the months of October to December inclusive in each year, everyday between the hours of 8:00 a.m. to 7:00 p.m. (Hanover time), and shall be staffed by trained, multi-lingual and knowledgeable personnel dedicated to customers. All relevant customers (including all customers in Germany) shall be informed of the relevant helpline number and its hours of operation. Such helpline will deal with queries concerning without limitation order status, delivery times, invoicing and collection problems not taken care of by the Customer itself.

7.8	Intentionally deleted.

7.9	Supplier shall maintain the IT System and interfaces such that any Universal Member Group company making Orders to Supplier shall have access to it at all times. To the extent that any substantial Customer changes to the IT System or any other Customer computer system would cause Supplier to incur any out of pocket costs incremental to those applicable at the Effective Date in connection with adapting to, conforming to, custom programming for, or otherwise interfacing with such systems in order to facilitate the efficient performance of its obligations under this Agreement, including without limitation, Section 6.1, 7.1(b) or (e), or this Section 7.9, Supplier shall notify Customer of such costs before incurring them and if Customer approves such expenditure, Customer shall reimburse Supplier for all such costs. Should Customer not approve such expenditure Supplier shall not be in breach of its obligations to maintain the IT System hereunder to the extent such breach results from the lack of approved expenditure.

7.10.1	Supplier will, at no additional charge, provide and maintain certain reports and electronic data feeds on a country by country basis to the extent available to Customer as of the Effective Date, including but not limited to:

[*****]

Supplier will supply Customer with access to such information as Customer shall reasonably require to [*****] Supplier will in coordination with Customer define a series of reports within [*****] months of the Effective Date to evaluate and control the service levels provided for under this Agreement.

Supplier will provide such additional reports and electronic data feeds as Customer shall reasonably require, and the parties shall mutually agree upon how additional costs, if any are actually incurred by Supplier for any such reports or electronic data feeds, will be shared or allocated.

7.10.2	Supplier shall, also provide the following IT services:

[*****]

7.11	Intentionally deleted.

7.12	Transportation Management Services:

(a)	Transport costs charged to Supplier in relation to distribution of Product and Materials (“Transport Services”) shall be charged to Customer [*****] and on the same payment terms as are provided by the Transport Services provider to Supplier (“Transport Charges”). Supplier will charge Customer the .[*****]. Customer will be invoiced by Supplier separately for the Transport Charges on a country by country basis [*****] per month at the end of Customer’s calendar month, provided that the transport provider’s payment terms are no less that [*****] days. In any event and payment terms for Transport Charges are such that Customer is obliged to pay Supplier a minimum of [*****] days prior to the date Supplier must meet its payment obligations to transport providers for Transport Charges.

(b)	Supplier will supply Customer on request with copies of the invoices relating to Transport Charges per carrier split on a country by country basis at the time of their receipt by Supplier.

(c)	Subject to Section 7.12(d), Supplier shall at Customer’s written request negotiate and contract with transport providers in relation to the distribution of product and will use its reasonable endeavors to ensure that the net Transport Charges will be at the lowest levels practicable given the volume and make-up of dispatched product and to consolidate manufacturing and distribution shipments where practicable.

(d)	Shipments of Product and Universal Materials shall be made by carrier(s) pre-approved by Customer on a country by country basis, provided, however, that Customer shall have the right, in its sole discretion, to designate an alternative carrier in the event of Customer’s dissatisfaction with any carrier’s services. Customer and Supplier shall consult in relation to all agreements with transport providers for distribution of Product and/or Materials, provided that Customer has absolute discretion to approve all material terms of such agreements. Supplier is acting as Customer’s agent in connection with all agreements, arrangements and dealings with such transport providers.

7.13	Except as otherwise expressly set forth herein, the prices set out in Schedule 10.1 include, without limitation, compensation for the following items rendered by Supplier pursuant to this Agreement:

[*****]

7.14	Supplier will receive and process specific Customer shipping instructions that are directed to Supplier’s DJ Promo Department. Supplier will store the equivalent volume of DJ Promo Input Materials on hand [*****] months prior to the Effective Date at [*****] additional cost to the Customer. If the volume of the DJ Promo Input Materials increases above this volume, Supplier will either continue to store the materials at a monthly fee as noted in Schedule 10.1, destroy the materials or ship them to a Customer-designated location via a Customer-designated carrier, as directed by Customer. Customer is responsible for any carrier fees associated with DJ Promo distribution services.

7.15	Returns Processing:

(a)	Supplier will process returns of Products in accordance with this Section 7.15.

(b)	To the extent consistent with Prevailing Practices, Supplier shall accept all returns of Products except those which Customer expressly instructs Supplier not to accept. Customer Pre-Authorized Return Products will be processed in a manner such that an electronic file is made available to Customer within [*****] Days of receipt of returned Products save for in the period 20th December to March 31st in which period the electronic file may be made available to Customer within [*****] Working Days of receipt of returned Products. Said electronic file shall contain at a minimum the information provided by the current Supplier return processing system (i.e., prior to the Effective Date), including but not limited to: customer number, customer’s reference number, selection number returned, quantity returned per selection number and any other information Customer requires to adequately process any credit note.

(c)	In the event that a return is not a Customer Pre-Authorized Return Product, Supplier shall (i) notify Customer immediately (within the same day) of such fact as set forth in subsection (b) above, (ii) move such Product into a “clearance zone” in the Distribution Center, and follow Customer’s reasonable instructions as to the disposition of such Products. Once Customer has given its instructions Supplier will process the returns in accordance with (b) above or Customer’s other instructions.

(d)	In processing returns, Supplier shall follow Customer’s returns policy as it existed immediately prior to the Effective Date, which may differ on a country-by-country or customer basis. Customer may, from time to time, and with reasonable advance notice, alter such policy, provided, however, that to the extent any such changes cause Supplier to incur any incremental out-of-pocket costs, Customer shall bear such costs.

(e)	To the extent consistent with Prevailing Practices, Customer’s policy shall clearly indicate, per country and/or customer, which returned Products must be scrapped, put back into its shippable inventory, have to be reworked before being put back into stock, or be sold as special sales. Returned Products which are to be reworked shall be reworked and available to return to shippable inventory within [*****] Working Days after Customer’s indication of such disposition. If reworking or repackaging is required the other pricing provisions of this Agreement shall apply.

(f)	Customer may at any time request Supplier to prioritize returns of certain individual customers or certain Products to make them available for shipping and/or customer returns more quickly than other returned Product and Supplier, subject to its capacity, shall prioritize such processing.

(g)	Customer may at any time request Supplier to delay the returns processing, in which event no such delays shall be a breach of the time parameters set forth in this Section 7.15.

(h)	To the extent consistent with Prevailing Practices, Returns of overstocks from NDU Distribution will be booked on as available shippable inventory within [*****] after receipt, provided the returned Products are returned [*****] do not need any reworking and are notified to Supplier by ASN [*****] day before their receipt. These overstock returns are processed [*****] to Customer. If reworking or repackaging is required the other pricing provisions of this Agreement shall apply.

7.16	Planning:

(a)	Supplier will carry out Product stock planning in accordance with Schedule 7.16 (“Stock Planning”). Should the Customer order Product itself (as opposed to the Supplier ordering Product on the Customer’s behalf) and therefore defines the order quantity itself, such quantity will prevail over any quantity resulting from the process described in Schedule 7.16. The orders referred to in this clause are orders for Finished Product.

(b)	Customer may, for any reasonable business purpose of Customer, at any time elect to carry out Stock Planning itself. In the event Customer elects to do so, (a) Customer shall provide Supplier with [*****] days written notice of its intention to implement such change, (b) Customer shall reimburse Supplier for [*****] and (c)

Supplier and Customer shall agree to an equitable adjustment in the prices on Schedule 10.1 to reflect the corresponding decrease in Supplier’s ongoing costs. Supplier shall consult with Customer prior to incurring any costs referred to in (b) above and shall use commercially reasonable efforts to minimize any resulting cost to the Customer under this Section 7.16 (a).

7.17	Claims Administration. Customer’s customers may report freight damage or undelivered product to Customer. The following process will be used by Customer and Supplier to resolve these freight claims, and Supplier will act as described in 7.17.3 through 7.17.5.

7.17.1	Customer will submit detailed claim reports to Supplier within [*****] of original date of shipments. Information provided will be in a form to be agreed to by the Customer and Supplier.

7.17.2	Supplier will make normal and customary attempts to collect claims payments from carriers. However, Supplier will not be liable for any claim in part or in whole that is not approved by the carrier.

7.17.3	All proceeds collected in settlement of Customer’s reported claims will be paid to Customer within [*****] days of receipt by Supplier.

7.17.4	Supplier will provide Customer with documentation as to the cause regarding any claim that is denied or not paid in full.

8.0	Shipping Quality:

8.1	Supplier will prepare Product and Material for shipping in a manner consistent with the current Supplier practices prior to the Effective Date to minimize damage during transport, and otherwise conform with the quality standards as required by the applicable Transport Service provider.

8.2	To the extent consistent with Prevailing Practices, Supplier will perform a weight control on all packages before tendering and a random check on [*****]% of all packages before tendering and will maintain an order line accuracy level of [*****]% or greater. If the line item inspected has the correct item and quantity, it will be measured as accurate. Supplier will provide Customer with monthly results of these inspections. If accuracy falls below [*****]%, Customer at its sole reasonable discretion may require Supplier to increase the quantity of shipments and lines inspected. Customer shall have the right to require Supplier to perform an inspections for accuracy on [*****] of the deliveries to specific customers over a period of time, provided that inaccuracies identified as a result shall be excluded for KPI calculations.

9.0	Key Failures:

9.1	A “Key Failure” is an occurrence of any of the events identified as a “KPI Repeated Failure Event” on Schedule 9.1 of this Agreement. As soon as it becomes aware of a Key Failure, Customer or Supplier shall notify the other of the Key Failure, specifying the nature of the Key Failure and the data sources used to identify such Key Failure (each such notice is a “Failure Notice”).

9.2	Any Key Failure which is not cured in accordance with this Section 9.2 is an “Uncured Key Failure,” provided that Customer has provided Supplier (or Supplier has provided Customer) with an associated Failure Notice within [*****] days of the Key Failure. A Key Failure which is cured under this Section 9.2 shall not relieve Supplier of any other remedies to which Customer may be entitled under this Agreement. In order to cure a Key Failure, Supplier must do each of the following:

9.2.1	Within seven calendar days of receipt of a Failure Notice identifying such Key Failure from Customer, or delivery of a Failure Notice by Supplier, after consultation with Customer, provide to Customer a detailed, written correction action plan (“CAP”), with defined and traceable milestones, metrics and timelines which address the causes of the Key Failure and describes how Supplier will monitor and manage the relevant business practices/processes to ensure that the causes of the Key Failure are successfully addressed;

9.2.2	During the six-week period following the date of Supplier’s receipt or sending of the Failure Notice (the “Cure Period”), on each Tuesday, provide Customer with a written report describing the progress on the CAP and any Key Failures during the preceding Work Week (ending on the immediately preceding Saturday); and

9.2.3	By the end of the Cure Period, successfully address the causes of the Key Failure, and provide Customer with a written report of the relevant business practices/process implemented.

9.3	The effects of Key Failures and Uncured Key Failures shall be as follows:

9.3.1	On the first Uncured Key Failure with respect to which Supplier has received or delivered a Failure Notice during any [*****]-year period, Customer shall have the right, as Supplier’s sole liability and as Customer’s sole remedy for such Key Failure(s), to either (a) source up to [*****]% of its DOAs and/or at the option of the Customer up to [*****]% of the manufacturing services for the SKUs whose DOAs are outsourced (such combination of DOA and manufacturing services as elected by Customer, the “Elected Services”) with any other entity or entities for a period of [*****] months, or (b) receive from Supplier liquidated damages in the amount of [*****] payable in the form of a monthly credit towards Customer’s accounts payable to Supplier in the amount of [*****].

9.3.2	On the second Uncured Key Failure with respect to which Supplier has received or delivered a Failure Notice during any [*****]-year period, Customer shall have the right, as Supplier’s sole liability and as Customer’s sole remedy for such Key Failure(s), to either (a) source up to [*****]% of its Elected Services with any other entity or entities for a period of [*****] months, or for an additional [*****]-month period in the event that Customer is then-currently exercising a prior sourcing right under any subsection of Section 9.3, or (b) receive from Supplier liquidated damages in the amount of [*****] payable in the form of a monthly credit towards Customer’s accounts payable to Supplier in the amount of [*****].

9.3.3	Notwithstanding Section 9.3.2, if two Key Failures under “On Time Tendering” on Schedule 9.1 with respect to which Supplier has received or delivered a Failure Notice occur between September 15th and December 31st of the same calendar year, and whether cured or not, Customer shall have the right, as Supplier’s sole liability and as Customer’s sole remedy for such Key Failure(s), to either (a) source up to [*****]% of its Elected Services with any other entity or entities for a period of [*****] months, or for an additional [*****] month period in the event that Customer is then currently exercising a prior sourcing right under any sub-section of Section 9.3, or (b) receive from Supplier liquidated damages in the amount of [*****]Euros payable in the form of a monthly credit towards Customer’s accounts payable to Supplier in the amount of [*****].

9.3.4	If three Key Failures of the same category (e.g., Picking Accuracy) with respect to which Supplier has received or delivered a Failure Notice occur during any rolling [*****]-year period, whether cured or not, Customer shall have the right, as Supplier’s sole liability and as Customer’s sole remedy for such Key Failure(s), to either (a) source up to [*****]% of the DOAs with any other entity or entities for the remainder of the Term, or (b) terminate this Agreement, or (c) receive from Supplier liquidated damages in the amount of [*****] Euros payable in the form of a monthly credit towards Customer’s accounts payable to Supplier in the amount of [*****].

9.3.5	On the fourth Key Failure with respect to which Supplier has received or delivered a Failure Notice during any rolling [*****]

year period, whether cured or not, Customer shall have the right, as Supplier’s sole liability and as Customer’s sole remedy for such Key Failure(s), to either (a) source up to [*****]% of the DOAs with any other entity or entities for a period of [*****] months, or for an additional [*****]-month period in the event that Customer is then current exercising a prior sourcing right under any sub-section of this Section 9.3, (b) terminate this Agreement, or (c) receive from Supplier liquidated damages in the amount of [*****] Euros payable in the form of a monthly credit towards Customer’s accounts payable to Supplier in the amount of.[*****].

9.3.6	On the fifth key failure with respect to which Supplier has received or delivered a Failure Notice during any rolling [*****] year period, whether cured or not, Customer shall have the right, as Supplier’s sole liability and as Customer’s sole remedy for such Key Failure(s), to either (a) source up to [*****] of the DOAs with any other entity or entities for the remainder of the Term, (b) terminate this Agreement, or (c) receive from Supplier liquidated damages in the amount of [*****] Euros payable in the form of a monthly credit towards Customer’s accounts payable to Supplier in the amount of [*****].

9.3.7	For purposes of clarity, the parties agree that where the provisions of more than one sub-section of Section 9.3 would provide Customer with a remedy with respect to any new Key event, Customer may elect only one of such remedies. In addition, to the extent that an event that would constitute a Key Failure under “Picking Accuracy” on Section 9.1 is uncured and continuing during the applicable Cure Period, such event may not constitute another Key Failure until the end of the applicable Cure Period in accordance with Section 9.2.

9.3.8	Customer’s right to invoke any remedy available to Customer under the provisions of any sub-section of Section 9.3 shall be exercised, if at all, in writing and within [*****] days after the date upon which such right first accrues to Customer (e.g., at the end of the cure period or on the occurrence of a Key Failure and receipt of a Failure Notice, as applicable), and any period of loss of exclusive volume under any sub-section of Section 9.3 shall commence upon such date, except in the case where a period of loss of exclusive volume under any sub-section of this Section 9.3 is currently running, in which case the new period shall commence upon the expiration of the current period.

9.3.9	In the event that Customer exercises any right to source any volumes with third parties under any sub-section of this Section

9.3, Customer shall provide Supplier with timely notice of such third-party sourcing, and Supplier’s capacity commitments under this Agreement shall be reduced by the amount of such third-party sourcing. Upon the conclusion of any period in which Customer has elected to outsource exclusive volume pursuant to Sections 9.3.1 through 9.3.6, such exclusive volume shall automatically revert to Supplier. If Customer elects to source [*****] of the Manufacturing Services with another entity or entities for the remainder of the Term under Section 9.3.4 or Section 9.3.6, Supplier shall be relieved of its capacity and similar commitments under this Agreement for the remainder of the Term.

9.4	Notwithstanding any other provision of this Agreement, any failure of Supplier to perform any of its obligations under this Agreement shall not be considered a default, breach, Key Failure or Uncured Key Failure to the extent that such failure is caused by (a) any Customer breach of, or noncompliance with this Agreement; (b) the failure of Customer to timely provide any required consents, approvals, instructions or assistance; or (c) any Customer Affiliate breach of, or noncompliance with, either the Transition Services Agreements, the International Manufacturing Agreement, the Share Purchase Agreement or the Lease Agreement.

10.0	Pricing:

10.1	Base Pricing:

10.1.1	Schedule 10.1 contains the prices for DOAs. These prices are fixed through the Term, with the exception(s) described in this Agreement, including pursuant to Sections 10.5 and 10.6. The Parties agree that Supplier will not charge, and Customer will not pay for, any service or activity that is not listed on Schedule 10.1 or elsewhere referenced, excluding prices for Transportation Services which are described in Section 10.2 or included in this Agreement unless Customer has approved such services and charges in writing. The prices in Schedule 10.1 and elsewhere in this Agreement are exclusive of any applicable VAT or sales tax, which shall be stated separately on each invoice at the applicable rate and shall be payable by Customer to Supplier at the same time each such invoice is payable. All prices and other amounts hereunder are to be charged and paid in Euros unless expressly stated otherwise herein or as otherwise agreed in writing by the Parties.

10.2	Intentionally deleted.

10.3	Supplier may invoice Customer [*****]. Such invoices shall reflect the prices contemplated by Section 10.1, or as may be agreed upon by the Parties or determined pursuant to this Agreement. Each Customer invoice shall identify all modular charges from Schedule 10.1 and any additional charges agreed upon by the Parties which are applied to the DOAs and shall apportion such charges on a country-by-country basis.

10.3.1	Customer shall pay interest on any amounts (excluding those disputed in good faith, including without limitation, where the late payment is the result of Supplier’s action or inaction, e.g. Supplier’s warehouse receipt does not match Supplier’s invoice) past due under this Agreement at a monthly rate equal to the lesser of (a) the London Interbank Offered Rate (“LIBOR”) + 0.5% or (b) the maximum rate permitted by law.

10.3.2	If Customer becomes delinquent in the payment of any amount (excluding amounts disputed in good faith) in excess of ,[*****] Supplier shall have the right to suspend some or all shipments hereunder pending such payment, and any such failure to make shipments will not be a default, breach, Key Failure or Uncured Key Failure under this Agreement and will not entitle Customer to terminate this Agreement or to any other damages or remedy.

10.3.3	In the case of a disputed invoice, Customer will pay the undisputed amount of the invoice and Customer and Supplier will work together in good faith to resolve the disputed amount. In the event an agreement cannot be reached on the disputed amount within [*****] days of the invoice due date, either Supplier or Customer may submit the matter to arbitration as provided in Article 14.0 “Dispute Resolution” to resolve the disputed amount, but without the need for or right to preliminary discussions provided for in Article 14.0. Upon resolution of the dispute, Customer will pay the Supplier the amount, if any, determined to be due to Supplier.

10.3.4	All prices will be Free Carrier (FCA) International Chamber of Commerce (ICC) International Commercial Terms (INCOTERMS 2000) from Supplier’s distribution location. However, if Product is sourced from a manufacturing or distribution location that results in a higher transportation cost than if produced or stored at the Hanover location, Supplier will issue a credit to Customer equal to the additional costs to deliver the product to the Distribution Center.

10.4	Intentionally deleted

10.5	In the event a DOA which is not listed on Schedule 10.1 is required by Customer or any Universal Music Group member, the following procedure will be followed by Customer and Supplier to establish a price for said DOAs.

10.5.1	Customer will request the DOA from Supplier in writing.

10.5.2	Supplier will propose a price equal to its [*****].

10.5.3	Customer may accept or reject Supplier’s proposed price.

10.5.4	In the event Customer accepts Supplier’s proposed price, such DOA and associated price shall be added to Schedule 10.1.

10.5.5	In the event Customer rejects Supplier’s proposed price, Customer may [*****]. All such information constitutes confidential information of Supplier.

10.5.6	An audit may include a [*****]. All such information constitutes confidential information of Supplier.

10.5.7	“Market Pricing Information” means the individual prices for each new DOA obtained within [*****] days before the submission of the Market Pricing Information from [*****] Qualified Distributors, based on substantially equivalent volume of Customer’s volume in the previous [*****] months and in relation to order lot sizes and lead times similar to Customer’s.

10.5.8	Supplier shall have [*****] days after receipt of the Market Pricing Information to object to such Market Pricing Information, provided the only grounds for such objection can be that the Proposed Prices do not meet [*****]. If Supplier makes such an objection, the matter shall be subject to arbitration as set forth in Section 10.5.11 below and Section 23.

10.5.9	Following either the audit and/or the submission of the Market Pricing Information, the Parties will meet and engage in good faith negotiations to agree on the proposed price, provided that in no event may the price for the new DOA exceed the Average Market Price.

10.5.10	“Average Market Price” for each new DOA means the average of each Qualified Distributor’s price, as included in the Market Pricing Information.

10.5.11	In the event an agreement cannot be reached on the proposed price within [*****] days of Supplier’s proposal of a price, either Supplier or Customer may invoke Article 14.0 “Dispute

Resolution” to determine the price for the DOA not contained in Schedule 10.1, provided that solely for purposes of resolving a dispute under this Section 10.5, the procedures set forth in Section 14.0 shall not be used and the following shall apply (A) there shall be one arbitrator only who shall be a Certified Public accountant (or equivalent) based in London, England and then in practice at a recognized public accounting firm which firm shall be selected by the Parties mutually, and which shall be asked to name the person so to act; (B) there shall be no discovery, (C) each Party shall submit, on the [*****] business day after the arbitrator is named, its proposed price and any support it has for the price as proposed (including, e.g., any documentation submitted under Sections 10.5.2 and 10.5.5 and the results of any audit under Section 10.5.5), and (D) the arbitrator shall determine, within [*****] business days of the submissions under clause (C) the price which is the lower of that resulting from the formula set forth in Section 10.5.2 as audited pursuant to Sections 10.5.5 and 10.5.6 and the Average Market Price. Once such price is determined, such DOA and associated price shall be added to Schedule 10.1.

10.5.12	The price of a new DOA, whether determined at arbitration or by agreement pursuant to this Section shall be effective as of the date the Supplier provided the new DOA.

10.6	The Parties agree and understand that subsequent to the Effective Date, but within the Term, Customer may have access to DOA volumes other than for Universal Music Group Distribution Requirements for distribution in the Territory, including volumes (a) from non-Universal Music Group companies or labels with which it currently has no written agreements; and (b) from a party who becomes a Universal Music Group member by acquisition after the Effective Date to the extent and for the period that such party’s volumes are contractually committed to the third party as of the date of signing of the relevant acquisition agreement. All and any such DOAs, to the extent for distribution in the Territory, will be hereafter referred to as “Incremental Volumes”.

On each occasion on which Customer gains access to any Incremental Volumes which would, if controlled by Customer, be required to be fulfilled through Supplier (i.e., DOAs to be performed within the Territory), Customer shall notify Supplier of the volumes and service requirements (including those which may be country or deal-specific, e.g., landed lead-times), and any other relevant information related to such Incremental Volume necessary for Supplier to prepare a proposal to supply such Incremental Volume to Customer (each such notice, an “Incremental Volume Offer”). Notwithstanding anything to the contrary in this Agreement, however, Customer shall not be required to offer any

DOA Incremental Volumes unless (i) the DOAs are to be performed within the Territory (e.g. P&D Agreements requiring Distribution Services outside the Territory are not required to be notified by Customer to Supplier), and (ii) Customer can also offer Supplier the associated manufacturing as “Incremental Volume” under the International Manufacturing Agreement. Within [*****] days of its receipt of an Incremental Volume Offer, Supplier must advise Customer of its interest in supplying such Incremental Volume which is the subject of the Incremental Volume Offer, and set forth in such acceptance its proposal all the necessary terms for such acceptance, which shall include all the terms set forth in the Incremental Volume Offer (each such acceptance, the “Supplier Incremental Volume Proposal”). Supplier’s decision not to submit, or its failure to provide a Supplier Incremental Volume Proposal within the [*****] days, shall mean that, notwithstanding Section 4.1, Customer may take the Incremental Volume subject to the Incremental Volume Offer to any entity. Notwithstanding the foregoing, Supplier must advise Customer within [*****] Days of its interest in supplying Incremental Volume for Special Projects.

[*****]

10.7	Intentionally deleted

10.8	Intentionally deleted

10.9	Either Party shall have the right to dispute the accuracy of the Aggregate 2003 Distribution Costs, as a whole, or the Allocated 2003 Distribution Costs, on a line item basis, as follows:

10.9.1	Either Party may notify the other Party of an error or omission in the Aggregate 2003 Distribution Costs or any Allocated 2003 Distribution Costs in writing within [*****] months of the Effective Date and request an adjustment of the Aggregate 2003 Distribution Costs and/or any Allocated Distribution Costs, either up or down, as required to accurately reflect the Euro amount of such error(s) or omission(s) (any such requested adjustments, the “Requested Cost Adjustment”). A requested Cost Adjustment may only be requested to the extent it relates to a variance in costs at the Supplier’s Hanover facility in 2003.

10.9.2	Within [*****] days of receiving notification of a Requested Cost Adjustment, Customer and Supplier will meet and conduct good faith negotiations and attempt to reach agreement on whether such adjustments are appropriate and in the correct amount. Either Party may audit the other’s books, records and supporting documentation supporting the calculation of the data in, or the data used in preparing, Schedule 10.1 and the

Requested Cost Adjustment. Such audits shall be performed with reasonable advance written notice, during normal business hours, and in a manner not disruptive of the audited Party’s operations. Once a Requested Cost Adjustment has been agreed or determined hereunder (the “Final Cost Adjustment”), the Aggregate 2003 Distribution Costs and the Allocated 2003 Distribution Costs shall be modified as follows:

10.9.3	If the dispute involves an error in the allocation of the Allocated 2003 Distribution Costs, the Final Cost Adjustment shall be added to or subtracted from the existing cost allocation for any and each disputed line item which contains the cost item and the amount of the Final Cost Adjustment shall be offset by a subtraction (in the case of an addition above) or addition (in the case of a subtraction above) for one or more other cost items in the relevant line items in which such other cost items are contained such that, had the adjusted costs been used to calculate the Aggregate 2003 Distribution Costs, based on the 2003 Distribution Mix, the Aggregate 2003 Distribution Costs would not have changed.

10.9.4	If the dispute involves increasing or adding a cost item or amount to the Aggregate 2003 Distribution Costs, the Final Cost Adjustment for such cost item shall be added to the Aggregate 2003 Distribution Costs, and to the relevant line items of the Allocated 2003 Distribution Costs such that, had the adjusted costs been used to calculate the Aggregate 2003 Distribution Costs, based on the 2003 Distribution Mix, the Aggregate 2003 Distribution Costs would have increased by the amount of the Final Cost Adjustment.

10.9.5	If the dispute involves reducing or removing a cost item or amount from the Aggregate 2003 Distribution Costs, the Final Cost Adjustment for such cost item shall be subtracted from the Aggregate 2003 Distribution Costs, and from the relevant line items of the Allocated 2003 Distribution Costs such that, had the adjusted costs been used to calculate the Aggregate 2003 Distribution Costs, based on the 2003 Distribution Mix, the Aggregate 2003 Distribution Costs would have decreased by the amount of the Final Cost Adjustment.

10.9.6	Once a Final Cost Adjustment has been made to the Allocated 2003 Distribution Costs as described in Section 10.9.2, the Parties shall adjust the prices [*****] shown on Schedule 10.1 to take into account the adjustments described in Sections 10.9.2.1 through 10.9.2.3. In the event an agreement cannot be reached on any cost changes or any changes in Schedule 10.1 within

[*****] weeks of the commencement of negotiations under Section 10.9.2, either Party may invoke Section 14.0 (Dispute Resolution) to determine the appropriate Schedule 10.1 prices, provided that solely for purposes of resolving disputes under this Section 10.9, Section 14.0 procedures shall not apply and the following shall apply: (A) there shall be one arbitrator only who shall be a certified public accountant (or equivalent) based in London, England and then in practice at a recognized public accounting firm selected by the Parties mutually, and the firm shall nominate such person to be the arbitrator, (B) there shall be no discovery (other than that which has occurred pursuant to Section 10.9.2), (C) each Party shall submit, on the tenth business day after the arbitrator is named, its proposal on price adjustments and any support it has for its position (including, e.g., any documentation submitted under Section 10.9.1 and the results of any audit under Section 10.9.2), and the arbitrator shall make a determination, within 10 days of such submissions, of how the prices on Schedule 10.1 shall be adjusted, provided that such determination must comply with the parameters set forth in this Section 10.9. If the Parties fail to invoke the arbitration provision, the prices on Schedule 10.1 shall remain unadjusted, and if one Party fails to submit its proposal timely to the named arbitrator, the arbitrator shall accept the other Party’s proposal, provided such proposal meets the parameters set forth in this Section 10.9. Once the prices for all DOAs are agreed or determined pursuant to this Section 10.9, such new prices shall be deemed to amend Schedule 10.1 accordingly, and shall be applied both retroactively (to the Effective Date) and prospectively, and all amounts owing from one Party to the other as a result of such adjustment shall be paid within [*****] days of the final determination of the changes in such prices.

10.9.7	Recourse to the procedures and remedies set forth in this Section 10.9 shall be Customer’s sole liability, and Supplier’s sole remedy, in the event of a breach by Customer of its representation and warranty in Section 12.2(D).

10.10	Supplier will use its reasonable endeavors to obtain the lowest and best net price from any third party providers of products and services required under this Agreement, including transport services and hand packing, refurbishment and other non-automated services and the cost of any such services shall be charged by Supplier to Customer at cost. Capacity and resource permitting, Supplier shall undertake non-automated DOA’s performed for Customer in-house and shall perform such activities for Customer in-house in priority to any third party customer.

11.0	Intentionally deleted.

12.0	Representations of the Parties:

12.1	Representations of Supplier: As of the Effective Date, and at all times during the Term, Supplier represents and warrants as follows:

(a)	Supplier is a valid existing private limited liability stock company (GmbH) and in good standing under the laws of Germany. Supplier has the corporate power and authority required to carry on its activities as they are now conducted.

(b)	Supplier has full legal right and corporate power, without the consent of any other person to execute, deliver and to perform its obligations under this Agreement.

(c)	All corporate and other actions required to be taken by Supplier to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken. No consent, approval or authorization of, or filing of any certificate, notice application, report or other document with any governmental authority is required on the part of Supplier in connection with the valid execution and delivery of this Agreement or the performance by Supplier of any of its obligations hereunder.

12.2	Representations of Customer: As of the Effective Date, and at all times during the Term, Customer represents and warrants as follows:

(a)	It is a valid existing limited liability stock company and in good standing under the laws of the Netherlands. It has the corporate power and authority required to carry on its activities as they are now conducted.

(b)	It has full legal right and corporate power, without the consent of any other person to execute, deliver and to perform its obligations under this Agreement.

(c)	All corporate and other actions required to be taken by it to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken. No consent, approval or authorization of, or filing of any certificate, notice application, report or other document with any governmental authority is required on the part of it in connection with its valid execution and delivery of this Agreement or the performance by it of any of its obligations hereunder.

(d)	The Aggregate 2003 Distribution Costs accurately reflect Supplier’s actual, recurring, aggregate stand-alone cost of providing the DOAs for total Supplier distribution volume in 2003 (“Total Volume”), after certain adjustments mutually agreed upon by Customer and Supplier, as set forth on Schedule 12.2(d).

(e)	The Allocated 2003 Distribution Costs accurately reflects the allocation of the Aggregate 2003 Distribution Costs allocated over the DOA’s for the Total Volume as set forth in Schedule 12.2(e).

(f)	Customer has the right to authorize Supplier to perform the Distribution Services on Customer’s and the Universal Music Group’s behalf (including, without limitation, the purchase of materials and components on behalf of Customer and the Universal Music Group).

12.3	Warranty Disclaimers:

EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL WARRANTIES AND CONDITIONS, WHETHER EXPRESS OR IMPLIED BY STATUTE, COMMON LAW OR OTHERWISE (INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT) ARE HEREBY EXCLUDED.

13.0	Termination:

13.1	This Agreement may be terminated:

(a)	By mutual written consent of the Parties at any time;

(b)	By Customer pursuant to Section 9.3.4 or Section 9.3.6;

(c)	In the event there is a Change of Control during the Term, notwithstanding any other provision of this Agreement, Customer may terminate this Agreement upon 90 calendar days written notice to Supplier, which notice may only be served in the period from such Change of Control to three months of Supplier’s written notice to Customer of such Change of Control;

(d)	By Customer in the event Supplier is adjudged insolvent, makes a general assignment for the benefit of its creditors, or files a petition for relief under applicable bankruptcy or insolvency law; or a receiver is appointed on account of Supplier’s insolvency; or

(e)	By Customer, if Supplier has materially breached its obligations under any of Sections 5.5 or 5.7, without cure (after written notice by Customer and opportunity to do so) of such breaches, [*****] or more times in any [*****] month period; provided that with respect to 5.7 Supplier shall have [*****] Days to cure such breaches. For the purposes of this Section 13.1(e), “cure” shall mean undertaking the same cure process as is set forth in Sections 9.2.1 through 9.2.3 for Key Failures. For purposes of this Section 13.1(e) “material breach” shall mean that such breach resulted in a material loss to Customer or UMG.

(f)	By Customer, if Supplier has materially breached its obligations under Section 18 (with respect to assignment to a Competitor), without cure (after written notice by Customer and reasonable opportunity to do so) of such breaches.

13.2	Effect of Manufacturing Agreement Termination:

In the event that the International Manufacturing Agreement is terminated by Customer during the Term due to Supplier’s breach, Customer shall have the right to terminate this Agreement unless Supplier agrees, and does, reimburse Customer for any additional costs incurred by virtue of the separation of Supplier’s manufacturing facilities and its Distribution Center.

13.3	Upon any termination or expiration of this Agreement, all of the provisions of this Agreement will terminate, except for the following provisions, which will survive in perpetuity: Sections 13.2, 13.3, 14.0, 15.0, 20.0, 21.0, 24.0 and 31.0. No termination or expiration of this Agreement will relieve Customer or Supplier of any payment obligations outstanding at the time of such termination or expiration.

13.4	At the expiration of the Term or upon earlier termination, Customer will be entitled to repossess all of its property, including finished goods and packaging components provided (or paid for) by it to Supplier over the Term. Supplier will pack such property appropriately and make it available for pick up by Customer with a clear dispatch and content note per shipment in agreement with Customer. Customer commits to take back such property within 120 days after the expiration of the Term or earlier termination. In the event of termination as a result of Supplier’s breach, Supplier shall bear any packaging, retrieval or storage costs incurred by Supplier for this service during this period. In the event of any other expiration or termination, Supplier shall notify Customer of all such costs prior to incurring them, and Customer and Supplier shall split all such costs equally.

14.0	Dispute Resolution:

During the pendency of any dispute, this Agreement shall continue to be in force and the Parties shall abide by all terms of this Agreement. Any dispute concerning the interpretation of this Agreement or any Party’s performance under any provision of this Agreement shall be discussed by the Parties, and if the

Parties are unable to reach agreement concerning such matter, the dispute shall be settled by arbitration in London by three arbitrators (the “Arbitral Tribunal”) appointed in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in force at the time of commencement of the arbitration. The language of the arbitration shall be English. The number of arbitrators selected shall be three. Each Party shall select one arbitrator and the two arbitrators selected by the Parties shall select the third arbitrator, who shall act as chairman and shall be a practicing solicitor or barrister admitted in New York and/or England and Wales for a continuous period of at least 10 years as at the date of commencement of the arbitration. The arbitration shall take place in New York or London. Any court of applicable jurisdiction may grant interim relief as set forth in Section 14.1 (notwithstanding any provision of the UNCITRAL Rules to the contrary). The Arbitral Tribunal, once fully constituted, shall have the power to order on a provisional basis any relief which it would have power to order in a final award. The Arbitral Tribunal shall apply New York law to any questions regarding the validity of this clause (insofar as any such questions are separable from questions as to the validity of the agreement of which this clause forms part) including but not limited to any question as to the authority of the signatories to this Agreement. The IBA Rules on the Taking of Evidence in International Commercial Arbitration (the “IBA Rules of Evidence”) shall apply to any arbitration in accordance with this clause. In case of any inconsistency with any clause of this Agreement or with the UNCITRAL Rules, the IBA Rules of Evidence shall prevail but solely as regards the presentation and reception of evidence. Judgment upon any arbitration award may be entered in any court of competent jurisdiction. Arbitration shall occur over consecutive business days and in no event shall an arbitration procedure continue for more than two weeks.

14.1	Notwithstanding the foregoing, either Party may pursue the remedy of specific performance of any provision contained herein, or seek a preliminary or permanent injunction against the breach of any such provision or in aid of the exercise of any power granted herein, or any combination thereof, in any court having jurisdiction thereof without resort to arbitration.

14.2	In the event of any arbitration between the Parties hereto with respect to any of the transactions contemplated herein or the subject matter hereof, the prevailing Party shall, in addition to such other relief as the arbitrators may award, be entitled to recover reasonable attorney’s fees, expenses and costs of investigation, all as actually incurred, including without limitation, attorneys’ fees, expenses and costs of investigation incurred in any case or proceeding under any bankruptcy, insolvency or reorganization proceeding.

15.0	Retention of Rights:

All finished goods, packaging and other materials provided by Customer in connection herewith, and all rights therein, shall remain the exclusive property of

Customer. Customer shall not provide Supplier with any original or irreplaceable materials under this Agreement. Notwithstanding the above, to the extent Customer nevertheless provides Supplier with any such original or irreplaceable materials, Supplier shall use commercially reasonable endeavors to ensure the safety and security of such materials but shall not be liable for any damages other than those specified in Section 21.1 below, in the event that such materials are lost, damaged, destroyed or stolen.

16.0	Binding Effect and No Other Agreements:

This Agreement and the International Manufacturing Agreement together constitute the entire agreement between the Parties on the subjects herein contained and supersede, cancel and terminate all other understandings between the parties with respect to the subject matter hereof.

17.0	Amendments:

No modification of or supplement to this Agreement shall be effective unless signed in writing by each Party.

18.0	Successors and Assigns; Assignment:

The rights and obligations of the Parties hereunder shall attach to their successors and permitted assigns. Supplier shall have the right to assign this Agreement or any of the rights granted to Supplier hereunder, including without limitation, the right to assign any interests under this Agreement to (a) lenders providing financing to Supplier from time to time and (b) to any third party acquiring all or substantially all of Supplier’s assets or equity, provided that such third party is not a Competitor and agrees in writing to assume all of Customer’s obligations hereunder. Except as provided herein, Supplier shall not assign, or grant any lien or encumbrance on, any property of Customer (including finished goods). Customer shall not have the right, without Supplier’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, to assign this Agreement or any of the rights, obligations or interests of Customer hereunder, in whole or in part, by operation of law, pursuant to a change of control, or otherwise; provided, however, that Customer shall have the right without Supplier’s consent to assign its rights and obligations under this Agreement to any Affiliate of Parent or to any third party acquiring all or substantially all of Customer’s assets or equity, provided that (i) such Affiliate or third party agrees in writing to assume all of Customer’s obligations hereunder, and (ii) Customer and such third party have confirmed in writing to Supplier that (A) it then currently has Distribution Requirements substantially similar to or greater than Customer’s then current Distribution Requirements, and (B) its then current forecasts for Distribution Requirements for the remainder of the Term are substantially similar to or greater than Customer’s then current forecasts for Distribution Requirements for the remainder of the Term. Notwithstanding the foregoing, in the event a non-Affiliate third party acquires all or substantially all of Customer’s assets or equity, such third party shall thereafter only be bound by the purchase commitment in Section 4.1 for the DOAs that are Customer’s and any other member of the Universal Music Group’s DOAs (i.e., no Customer Affiliate not part of the Universal Music Group immediately prior to the transaction shall be bound by this Agreement).

19.0	Compliance:

Any waiver by any Party of any breach hereof by the other Party shall not be deemed a waiver of such Party’s obligation for future compliance with the terms and conditions in this Agreement, notwithstanding any custom, practice or course of dealing to the contrary.

20.0	Confidentiality:

Except as may be required by law, no Party shall disclose to any third party any confidential information on business or technology of any other Party obtained in connection with this Agreement for three years from the date of the disclosure of any such confidential information without the prior written consent of the other Party. Notwithstanding the foregoing, except as may be required by law, Supplier agrees to keep confidential (a) all Customer-specific product specifications, and (b) all Customer order information, in perpetuity.

21.0	Indemnification:

Each Party (the “Indemnifying Party”) hereto agrees to and does hereby indemnify, defend and hold harmless, the other party and its parent, subsidiaries, affiliated companies, and its and their shareholders, officers, employees and agents (“Indemnified Party”) from any and all third party claims, demands, causes of action, liability, judgments, damages, costs and expense (including reasonable attorney’s fees) asserted against, imposed upon or suffered by an Indemnified Party to the extent any such claims are caused by the Indemnifying Party’s performance of this Agreement, including but not limited to any claims for bodily injury, death or property damage, product liability and any infringement of any proprietary right, patent copyright or trademark.

21.1	Subject to Section 7.2(i), Supplier agrees to be expressly and solely responsible for any property of Customer while such property is in the care or custody of or under the control of Supplier, whether or not such possession constitutes a legal bailment, and in the event of any damage to or loss of such property while in the possession of Supplier, if the property is not an original or irreplaceable item or items, Supplier shall promptly pay Customer the full replacement value of such property or the costs to repair the damage or restore the loss to any such property, as applicable, regardless of cause. If, notwithstanding Section 15.0, Customer has provided Supplier with original or irreplaceable items which are damaged or lost while in possession of Supplier, Supplier shall be liable only for the cost of repair or replacement as if the lost or damaged original were a copy.

22.0	Favored Nations:

22.1	As to Significant Companies. In the event Supplier sells any DOAs to a Significant Company under similar or more favorable (to the other customer) terms and conditions to those described in Sections 1.0 through 10.0, 13, 21 and 25 herein for net prices for such DOAs (including all discounts, rebates and all other economic-related considerations) lower than those then in effect for Customer under Section 10.0 and this Section 22.1, Supplier will lower Customer’s prices for such DOAs such that they are equivalent to the prices paid by said Significant Company effective as of the date of the first invoice to the Significant Company, and for the duration that such Significant Customer receives such lower prices.

22.2	As To Other Customers. In the event Supplier sells any DOAs under similar or more favorable terms and conditions to those described in Sections 1.0 through 10.0, 13, 21 and 25 herein to a customer other than a Significant Company (an “MFN Customer”) for net prices for such DOAs (including all discounts, rebates, and all other economic related considerations) lower than those then in effect for Customer under Section 10.0 and Section 22.1 (said lower configuration price(s) called the “MFN Configuration Price”), Supplier will:

(a)	immediately notify Customer in writing of such sale and the pricing therefor; and

(b)	15 days following the end of each calendar quarter during which the MFN Customer receives the MFN Configuration Price, issue the Customer a credit to Customer’s payables equal to the number of units for each configuration sold to the MFN Customer(s) multiplied times the MFN Factor shown in Schedule 22.0.

22.3	For purposes of clarity, only Section 22.1 or Section 22.2 shall apply to any one sale to another customer, but each section may be used multiple times, whether for the same or different customers, and both sections may be operative at the same time (e.g., (1) if Significant Company A receives a lower price than Customer, Customer’s prices shall be adjusted under Section 22.1, and if Significant Company B receives an even lower price than Customer’s adjusted prices, Customer’s prices shall be reduced again; (2) If MFN Customer I receives a lower price than Customer, Customer shall receive a rebate as to MFN Customer I under Section 22.2, and if MFN Customer II receives a lower price than Customer (but not as low as MFN Customer I), Customer shall also receive a rebate as to MFN Customer II under Section 22.2(calculated for that MFN Customer II), and (3) if Customer’s prices are lowered as a result of Section 22.1, and then an MFN Customer receives an even lower price, Customer shall retain the prices set pursuant to Section 22.1, and shall be entitled to the rebate set forth in Section 22.2 for the latter sale).

Notwithstanding any other provision of this Section 22, Customer shall receive no price adjustment or other benefit under this Section 22: (a) with respect to orders from other Supplier customers which are Spot Market Orders, or (b) with respect to orders from other Supplier customers which are not Significant Companies and which are fulfilled using assets and facilities other those purchased or leased by Supplier from Customer under the Share Purchase Agreement or Lease Agreement, or (c) with respect to orders from a Significant Company if such orders are fulfilled using assets and facilities purchased by Supplier from such Significant Company.

23.0	Audit Rights:

(a)	Customer shall have the right to inspect Supplier’s books and records related to its performance under this Agreement, including Section 22.0 hereof, provided such right shall not be exercised more than once per calendar year and provided, further, that any information subject to a confidentiality agreement with a third party shall only be subject to inspection by an independent third party auditor hired by Customer that enters into a confidentiality agreement with Supplier that maintains the confidentiality of third party information and permits the auditor to report on Supplier’s performance to Customer. Such audits shall be performed with reasonable advance written notice, during normal business hours, and in a manner not disruptive of Supplier’s operations.

(b)	Supplier shall have the right to inspect Customer’s books and records related to its performance under Section 4.1 of this Agreement, provided such right shall not be exercised more than once per calendar year and provided, further, that any information subject to a confidentiality agreement with a third party shall only be subject to inspection by an independent third party auditor hired by Supplier that enters into a confidentiality agreement with Customer that maintains the confidentiality of third party information and permits the auditor to report on Customer’s performance to Supplier. Such audits shall be performed with reasonable advance written notice, during normal business hours, and in a manner not disruptive of Customer’s operations.

24.0	Notice:

All notices, requests, claims, demands and other communications hereunder shall be in writing (in the English language) and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 24.0):

If to CUSTOMER:

Universal International Music, B.V. Gerrit van der Veenlaan 4 3743 DN Baarn The Netherlands Attn: The Directors Fax: 31 35 6245 796

With a copy to:

General Counsel Universal Music International Ltd 8 St. James’s Square London SW1Y 4JU England Fax: 44 20 7747 4473

If to SUPPLIER: Entertainment Distribution Company LLC c/o Glenayre Technologies, Inc. 11360 Lakefield Drive Duluth, Georgia 30097 Attn: Chief Financial Officer Fax: (770) 497-3992

With copies to:

Entertainment Distribution Company LLC 360 Madison Avenue Suite 500 New York, NY 10017 Attn: Chief Financial Officer Fax: (212) 869-6418

and

Greenberg Traurig, LLP 3290 Northside Parkway, N.W. Suite 400 Atlanta, GA 30327 Attn: James Altenbach Fax: (678) 553-2212

25.0	Force Majeure:

25.1	Notwithstanding any provision hereof to the contrary, Supplier shall not be liable for any damages incurred by Customer or any late fees or credits hereunder whatsoever due to delays or failures in Supplier’s performance of its obligations under this Agreement due to a Force Majeure Event, and such delays or failures shall not be deemed a breach of this Agreement.

25.2	Immediately upon becoming aware of the Force Majeure Event, Supplier will (a) use commercially reasonable efforts to end or circumvent the Force Majeure Event, (b) keep Customer apprised of those efforts on a timely basis, and (c) communicate with, coordinate with and assist Customer in resolving any impact on Customer caused by the Force Majeure Event.

25.3	If a Force Majeure Event continues for a period longer than [*****] business days, then Customer shall have the right to place orders for DOAs during the pendency of such Force Majeure Event with other distribution companies, provided that (a) such orders shall not be for volumes in excess of the volumes Customer would ordinarily contract for during such period, and (b) upon notice from Supplier that Supplier can resume performance under the terms of this Agreement, Customer shall cease placing such orders with such third parties and place them with Supplier under the terms of this Agreement.

25.4	Notwithstanding the [*****] business day period in Section 25.3, if there would be no doubt in the mind of a reasonable person that Supplier would be unable to resume performance under the terms of this Agreement within [*****] business days of the Force Majeure Event, then Customer shall have the right to immediately seek the remedy provided under Section 25.3, without waiting for the [*****] business day period to elapse; provided, however, that Customer shall consult with Supplier and coordinate its activities with Supplier’s in such circumstance.

26.0	Designated Person:

Customer and Supplier each agree that each will designate a single organization, department, and/or person to be the primary point of contact with the other with the ability to take action as may be required pursuant to this Agreement.

27.0	Intentionally deleted.

28.0	Intentionally deleted.

29.0	Consents and Approvals:

Neither Party shall unreasonably withhold, condition or delay any consents, authorizations or approvals required under this Agreement.

30.0	Employee Purchase Program:

Supplier’s employees located in Hanover will have the benefit of the employee product purchase plan in effect as of the Effective Date unless and until modified by Customer. All orders and sales of Product pursuant to such employee product purchase plan shall be made through Supplier, which shall be responsible for all payments therefor. Customer shall not be required to pay any fee in connection with such sales.

31.0	Governing Law:

The Agreement shall be governed by the laws of the State of New York without giving effect to any applicable conflict of laws provisions.

32.0	Counterparts:

This Agreement may be executed in one or more counterparts (and by facsimile), all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

33.0	Enforcement:

Customer shall be entitled to enforce the provisions of this Agreement on behalf of each member of the Universal Music Group who places orders for DOAs with Supplier. Customer shall be responsible for all actions or omissions by such parties as if such actions or omissions were Customer’s hereunder.

Supplier		Customer

By:	/s/ Yorek Koehn /s/ B. Weichmann	By:	/s/ C. Van Dijk /s/ Thi Roos

Its:	Yorek Koehn Dr. Bodo Weichmann	Its:	Director Director

Date: May 31, 2005		Date: May 31, 2005

SCHEDULE 2.0
Definitions

The following capitalized terms shall have the meanings attributed to such terms in the following subsections.

“2003 Distribution Mix” means, the Universal Music Group’s 2003 Distribution Requirements expressed as a breakdown of DOAs on a DOA-by-DOA basis and included on Schedule 10.1.

“Affiliate” means, as to any person or entity, any person or entity controlling, under common control with or controlled by such person or entity.

“Aggregate 2003 Distribution Costs” means the aggregate cost data, after certain adjustments mutually agreed between the Parties, and set forth on Schedule 12.2(d).

“Allocated 2003 Distribution Costs” means the Aggregate 2003 Distribution Costs allocated on a DOA-by-DOA basis over Total Volume , and set forth in Schedule 12.2(e).

“Book On” means to book onto Supplier’s warehousing computer systems and make available for pick, pack and ship activities.

“Business Day” means any weekday on which banks in the federal state of Lower Saxony, Germany are open.

“Catalog” means any packaged item or SKU that is not a New Release.

“Change of Control” means the acquisition by a Competitor, directly or indirectly, and whether by sale, pledge, proxy agreement or otherwise, of [*****]% or more of the voting or equity economic interests in Supplier, or the sale of all or substantially all of Supplier’s assets to a Competitor.

“Competitor” means any entity owned or controlled by a Major Music Company or one of its Affiliates.

“Customer Pre-Authorized Return Products” means all returned Products other than those Customer instructs Supplier not to accept pursuant to Section 7.15(b).

“Direct Distributions” has the meaning defined in Section 7.2 of the International Manufacturing Agreement.

“Direct Export” means distribution of Products to entities which are non-Universal Music Group members directly to addresses outside of the Territory.

“Distribution Center” means a distribution center owned, controlled or managed by Supplier in the Territory and used to provide DOAs under this Agreement which shall initially be the RSC.

“Distribution Orders/Activities” or “DOAs” means any specific related service identified in Section 7, and any service or activity priced on Schedule 10.1.

“Distribution Requirements” means, as applied to a member of the Universal Music Group, all requirements by the member of the Universal Music Group for DOAs for its own account or for a third party’s account (for so long as the Universal Music Group member has the contractual right to order such third party requirements from Supplier, and such right exists as of the Effective Date) with respect to all Products (a) manufactured or procured by Supplier under the International Manufacturing Agreement, except for (i) Special Projects, and (ii) Direct Distributions; or (b) procured by Customer or Supplier for stock at the Distribution Center. In addition, if the procurement service under Section 7.7 of the International Manufacturing Agreement is terminated by Customer, Customer’s subsequent orders for such Other Existing Formats within the Territory shall be included in the Distribution Requirements.

“Effective Date” means the date of the Closing of the Share Purchase Agreement, as such term is defined in the Share Purchase Agreement.

“Facility Fixed Costs” means all fixed cost categories referred to in the Aggregate 2003 Distribution Costs.

“Force Majeure Event” means fire, flood, storm, earthquake, landslide, volcanic activity or other acts of God; acts of terrorism or vandalism; riot, war, civil disturbance or insurrection; strikes, lockout or other labor unrest; power, transportation, Internet or other utility or carrier delays or outages, interference by any governmental authority, or any other event(s) beyond the reasonable control of Supplier (including a computer virus beyond a party’s reasonable control).

“International Manufacturing Agreement” means that certain International Manufacturing and Related Services Agreement, by and between Supplier and Customer and entered into on the Effective Date.

“Inventory Location Accuracy Level” means the number of inventory locations in which the amount physically counted or verified at a given inventory location equals the amount shown on an on-hand inventory report for that location, divided by the total number of inventory locations counted.

“IT System” means the sales order processing system and the system’s supporting software and operating systems, as such system may be amended, replaced or otherwise modified.

“Lease Agreement” means that certain Lease Agreement as defined in the Share Purchase Agreement.

“Lost Inventory” shall be calculated on a component reference number by component reference number basis (each such unique component an “Inventory Component”), subtracting as of a particular date the Amount Distributed of such Inventory Components and the Actual Inventory of such Inventory Component from the Amount Delivered, where (i) “Amount Distributed” means the quantity of such Inventory Components distributed by Supplier pursuant to a Customer Order prior to the particular date, (ii) “Amount Delivered” means the quantity of such Inventory Components delivered by Supplier’s manufacturing facility or Customer’s vendor to Supplier (based on Customer Orders received by Supplier) prior to the particular date, and (iii) “Actual Inventory” means the quantity of such Inventory Components on-hand as determined by a physical count as of the particular date.

“Major Music Company” means means Sony-BMG Music Entertainment, Inc, EMI Group Plc and Warner Bros. Records, Inc , or any of their successors.

“Materials” means point-of-sale advertising and marketing materials supplied by or on behalf of Customer to Supplier and related to Product.

“NDUs” means a distribution facility in any location owned and/or used by the Universal Music Group.

“NDU Distribution” means distribution to an NDU of Product.

“New Release” means any packaged item or stock keeping unit not yet available for sale by Customer’s customers in any country in the Territory.

“Other Existing Formats” means means LP vinyl, music cassette, VHS, DVD-Audio, SACD and Dual Disc and other carriers of audio or audio visual material as required by Customer from time to time.

“P&D Agreement” means a production and distribution agreement between Universal Music Group and a non-Universal Music Group third party entered into after the Effective Date, or any other agreement between Universal Music Group and a non-Universal Music Group third party entered into after the Effective Date under which Universal may or does direct the sourcing of any DOA’s for any such third party.

“Parcel Service” means NDU Distributions made for direct shipment to customers of the Universal Music Group member outside of the Territory.

“Parent” means Universal Music Group, Inc.

“Prevailing Practices” means the procedures, timeframes, service levels or response times generally followed and with respect to section 6.5 generally and in aggregate equivalent to those followed by Supplier during the 12 months prior to the Effective Date.

“Product” means all audio or audio-visual carriers (whether optical disc or otherwise) and their packaging subject to Orders under this Agreement.

“Qualified Distributors” means any company [*****].

“Regional Music Company” means as to each country in the Territory, any recorded music company whose market share in such country is 35% or more of the Universal Music Group’s market share for music in such country, in each case as measured in the most recently ended calendar year.

“Retail Distribution” means distribution of Products directly to customers of Universal Music Group members at addresses within the Territory.

“RSC” means the Distribution Center located as of the Effective Date at Hanover, Germany.

“Significant Customers” means the entities listed on Schedule 35.

“SKUs” means stock keeping units.

“Special Projects” means (a) joint venture repertoire product which involves a profit sharing arrangement with any non-Universal Music Group member third party ([*****]); (b) so called non-traditional product such as kiosk sales, premiums, cover mounts, give-aways and music club product, which are (i) generally distributed outside normal Universal Music Group retail or wholesale channels, and (ii) distributed in the Territory; and (c) non-commercial promotional product for distribution in territories outside Germany.

“Share Purchase Agreement” means that certain Share Purchase Agreement entered into between Blitz 05-107 GmbH, Supplier and Universal Music GmbH.

“Tender” means making Optical Discs available to RSC or to the selected carrier for distribution from the Supplier’s facilities and coordinating with and assisting such carrier, in a manner consistent with Supplier’s prevailing practices, but does not include actual transportation of the Optical Discs from the Supplier’s facility.

“Territory” means Germany, Austria, Switzerland, Czech Republic, Slovak Republic, The Netherlands, Belgium and Luxemburg.

“Transition Services Agreements” means the Bilateral Information Technology Transition Services Agreement between Supplier and Universal Music International Ltd..

“Universal Music Group” means (i) Parent, (ii) Customer, (iii) each subsidiary or Affiliate, directly or indirectly, more than [*****]% owned by Parent or Customer (or any of their respective successors or assigns. For purposes of clarity, (i) no entity whose Products are distributed by a member of the Universal Music Group (but which is not directly or indirectly more than [*****]% owned by Parent or Customer) shall be a member of the Universal Music Group, and (ii) on the date on which an entity is no longer directly or indirectly more than [*****] owned by Parent or Customer, or their respective successors or permitted assigns, it shall cease to be a member of the Universal Music Group.

“Working Day” means those days as agreed by Customer and Supplier set forth at the commencement of the Term as Schedule 2.11 hereto and updated as mutually agreed upon by Customer and Supplier.

“Work Week” means a seven-day period commencing on each Sunday during the term and ending at 11:59 p.m. the next Saturday (regardless of whether any day therein is a Working Day or Business Day).

The following terms have the meanings set forth in the Sections indicated.

Term	Section
AAA	14.0
Additional Territories	4.2
Agreement	1.0
CAP	9.2.1
Carrier	10.2.6
Cure Period	9.2.2
Customer	1.0
Elected Services	9.3.1
Excess Order	6.10
Failure Notice	9.1
Incremental Volume Offer	10.6
Incremental Volumes	10.6
Indemnified Party	21.0
Indemnifying Party	21.1
Key Failure	9.1
Late Orders	6.11
LTL	7.7
New Transportation Prices	10.2.3
Parties	1.0
Specific Related Services	7.0
Supplier Incremental Volume Proposal	10.6
Supplier	1.0
Term	3.1
Transportation Services	10.2.1
Uncured Key Failure	9.2

SCHEDULE 2.11
Working Days

Universal Manufacturing & Logistics GmbH
Hanover

Working days Distribution Plan CY 2004

Working Days	JAN	FEB	MAR	APR	MAY	JUN	JUL	AUG	SEP	OCT	NOV	DEC

Monthly	31	29	31	30	31	30	31	31	30	31	30	31	Total

Of it:	5.0	4.0	4.0	4.0	5.0	4.0	5.0	4.0	4.0	5.0	4.0	4.0	52.0
- Saturdays	4.0	5.0	4.0	4.0	5.0	4.0	4.0	5.0	4.0	5.0	4.0	4.0	52.0
- Sundays	21.0	20.0	23.0	20.0	19.0	22.0	22.0	22.0	22.0	21.0	22.0	23.0	257.0
- Regular working days	1.0			2.0	2.0								5.0
- Holiday

Other downtimes,					1.0				0.3			4.3	7.8
adjustments				2.3

Plant holidays
Working on holidays
Adjustment working day

												1.3	1.3
Holidays on Saturdays				1.0	1.0							2.0	4.0
Holidays on Sundays				1.0								1.0	2.0
Employee meeting				0.3					0.3				0.5

Available working days	30.0	29.0	31.0	25.8	28.0	30.0	31.0	31.0	29.8	31.0	30.0	21.7	353.2

Regular working days	21.0	20.0	23.0	19.8	19.0	22.0	22.0	22.0	21.8	21.0	22.0	2.0	255.2
Saturdays	5.0	4.0	4.0	4.0	4.0	4.0	5.0	4.0	4.0	5.0	4.0	3.0	48.0
Sundays	4.0	5.0	4.0	5.0	5.0	4.0	4.0	5.0	4.0	5.0	4.0		50.0

Shifts beyond 5 days operation time a week:	5.0	4.0	4.0	3.0	4.0	4.0	5.0	4.0	4.0	5.0	5.0	5.0	52.0

on Saturdays	5.0	4.0	4.0	3.0	4.0	4.0	5.0	4.0	4.0	4.0	4.0	2.0	48.0
on Sundays											1.0	3.0	4.0

Operational working day	22.7	21.3	24.3	20.8	20.3	23.3	23.7	23.3	23.1	22.7	23.7	23.3	272.5

Remark:	Saturdays are planned with one early shift. These can be cancelled on a week by week basis. Sundays are planned for the last four weeks before Christmas.

SCHEDULE 5.4
Pre-Approved Subcontractors

			Sorting for Waste	Off Site Storage
Legal Name of			Disposal / Recycling	Price per Pallet
Company	Address	Hand packing (€)	(€)	and Month in €
[*****]	[*****]	[*****]		[*****]
[*****]	[*****]			[*****]
[*****]	[*****]	[*****]
[*****]	[*****]		[*****]
[*****]1)	[*****]	[*****]		[*****]

1)	“Hourly rate depends on the volume of hours purchased per annum; over [*****] hours the rate will go down. The pallet store of [*****] can only be used as interim and in the case [*****] is full.”

SCHEDULE 6.5
Order and Tender Deadlines

[*****]

SCHEDULE 7.16
Finished Product Stock Planning

Supplier will plan Customers International Products for stockholding in RSC, based on the following principles.

Excluded from this process will be those Products as indicated by Customer and for which customer will order and re-order all orders during a specific period of time (as per Effective Date these Products are directly controlled by Customer’s Virtual Factory department (“VF Products”)).

Initial Quantities all Products

For all Products, Customer will determine and order the initial quantities and Supplier will order from the relevant suppliers such quantities. As clarification all Products do include International and National Products.

Re-Ordering for National Products

Customer will determine order quantities and Supplier will order these quantities on behalf of Customer at the relevant supplier.

Re-Ordering for International Products (Stockholding at RSC)

Except for VF Products, for which Customer shall determine the order quantities, Supplier shall plan re-orders, on behalf and for the account of Customer, for all other Customers International Products in accordance with the principles below:

Re-Ordering (manual in first [*****] days) Policy:

•	[*****] weeks stock ratio A items

•	[*****] weeks stock ratio B/C items

•	Minimum order size [*****] units

Re-Ordering (SAP R.3 Forecast)

(First system calculated forecast available [*****])

Following parameters are used by Supplier for Customer’s Business

•	Product Classification (A, B, C items regarded to shipment)

•	Service degree (x %) (Product availability)

•	Stock Ratio (x weeks) (Stock Level)

•	Safety Stock (machine calculated) (Stock Level)

•	Re-ordering Quantity (machine calculated)

•	Forecasting Model: Exponential smoothing

Customer and Supplier shall continuously evaluate these re-order parameters and algorithm in order to achieve the optimal balance between lowest stocks levels and obsolescence and highest Product availability. As from Effective Date the initial parameters to be used will be those in place just before.

SCHEDULE 9.1
Key Failure Events (Distribution)

	Definition As Described	KPI Repeated Failure
KPI	in Contract Section:	Event
Picking Accuracy	8.2	Monthly order line accuracy is below [*****] for more than [*****] month in a [*****] month rolling period
On Time Tendering	6.5.1 6.5.2 6.5.3 6.5.4	On time tendering falls below the required rate for any Product type more than [*****] in a rolling [*****] month period OR on time tendering is below [*****] for any Product type in a rolling [*****] month period
Booking-On On Time	7.2 (c)	Supplier fails to Book-On [*****]% of the Distribution Components within the time requirements of Section 7.2(c) in any given [*****] and for more than [*****][1]
Return Processing	7.15 (b) 7.15 (e) 7.15 (h)	Supplier fails to make electronic file available to Customer within time frame stipulated in Section 7.15(b) more than [*****] a rolling [*****] month period. Supplier fails to take returns back into stock within time frame stipulated in Section 7.15(e) more than [*****] in a rolling [*****] month period. Supplier fails to take NDU overstock returns back into stock within time frame stipulated in Section 7.15(h) more than [*****] in a rolling [*****] month period.
Stock Security	7.2 (b) 7.2 (h)	Accuracy of inventory balance falls below level stipulated more than [*****] in any rolling [*****] month period. Inventory Location Accuracy Level falls below level stipulated more than [*****] in any rolling [*****] month period.

[1]	A KPI Repeated Failure Event in relation to Booking-On will not have occurred to the extent such failure results solely [*****].

SCHEDULE 10.1
Pricing

[*****]

SCHEDULE 12.2d

[*****]

SCHEDULE 12.2e

[*****]

SCHEDULE 35

Significant Companies

Each Major Music Company

Each Regional Music Company